UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2023

ALLOVIR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39409	83-1971007
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

AlloVir, Inc.

1100 Winter Street
Waltham, Massachusetts 02451
(Address of principal executive offices, including zip code)

(617) 433-2605

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ALVR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 21, 2023, AlloVir, Inc. (“AlloVir”) entered into an underwriting agreement with J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and BoFA Securities, Inc., as the representatives of the several underwriters (the “Underwriters”) relating to an underwritten public offering of 20,000,000 shares of its common stock, par value $0.0001 per share, at a price to the public of $3.75 per share, less underwriting discounts and commissions. All of the shares are being sold by AlloVir. Under the terms of the underwriting agreement, AlloVir granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 3,000,000 shares of its common stock at the same price per share as the shares, less underwriting discounts and commissions.

AlloVir estimates that the net proceeds from the offering will be approximately $70.2 million, or approximately $80.7 million if the Underwriters exercise in full their option to purchase the additional shares, in each case after deducting underwriting discounts and commissions and estimated offering expenses.

The shares will be issued pursuant to a shelf registration statement on Form S-3, as amended by that certain post-effective Amendment No. 2 that was filed with the Securities and Exchange Commission (“SEC”) on February 10, 2022 and declared effective by the SEC on February 28, 2022 (File No. 333-258539). A final prospectus supplement relating to the offering was filed with the SEC on June 22, 2023. The closing of the offering is expected to take place on or about June 26, 2023, subject to the satisfaction of customary closing conditions.

The underwriting agreement contains customary representations, warranties, covenants and agreements by AlloVir, customary conditions to closing, indemnification obligations of AlloVir and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the underwriting agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. In addition, subject to certain exceptions, AlloVir and its executive officers and directors have agreed not to offer, sell, transfer or otherwise dispose of any shares of common stock during the 90-day period following the date of the underwriting agreement. A copy of the underwriting agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the material terms of the underwriting agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the legal opinion and consent of Goodwin Procter LLP relating to the shares and the additional shares is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events.

On June 21, 2023, AlloVir issued a press release (the “Launch Press Release”) announcing the commencement of a proposed public offering of $75.0 million of its shares of common stock, par value $0.0001 per share. A copy of the Launch Press Release is attached as Exhibit 99.1 to this current report on Form 8-K.

On June 21, 2023, AlloVir issued a press release (the “Pricing Press Release”) announcing the pricing of the offering. A copy of the Pricing Press Release is attached as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 21, 2023, by and among AlloVir, Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and BoFA Securities, Inc. as representatives of the several underwriters named in Schedule I thereto

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (contained in Exhibit 5.1 above)

99.1	Launch Press Release, dated June 21, 2023

99.2	Pricing Press Release, dated June 21, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AlloVir, Inc.

Date: June 26, 2023	By:	/s/ William Wheeler
	Name:	William Wheeler
	Title:	Senior Vice President, Corporate Law